Exhibit 99.1

REGIS CORPORATION ANNOUNCES LEADERSHIP TRANSITION

Hugh Sawyer to Retire; Felipe Athayde Named CEO and President

Daniel Beltzman Elected Chairman of the Board

MINNEAPOLIS – September 8, 2020 – Regis Corporation (NYSE:RGS), a leader in the haircare industry, whose primary business is franchising, owning, and operating technology-enabled hair salons, today announced that Hugh Sawyer, Chairman, President and Chief Executive Officer, will retire from active management and his current roles, effective October 5, 2020. Felipe Athayde, most recently President, Americas of Popeyes Louisiana Kitchen, owned by Restaurant Brands International, will succeed Mr. Sawyer as CEO and President and will join the Company’s Board of Directors. The Board has elected Daniel Beltzman, current Regis Director, to the role of Chairman of the Board, also effective upon Mr. Sawyer’s retirement. Mr. Sawyer will remain with Regis as an executive advisor through September 2021 to support the transition.

Mr. Athayde brings nearly a decade of multi-brand and multi-unit experience, both domestically and internationally, a proven track record of franchise growth and success, and a deep understanding of the asset-light franchise model. Mr. Athayde has held positions of increasing responsibility at Restaurant Brands International, including senior management roles at Burger King, Tim Hortons and Popeyes, with expertise in strategy and brand development, finance, operations, marketing and sales.

Most recently, Mr. Athayde served as President, Americas of Popeyes Louisiana Kitchen, where he led the successful revitalization of the brand resulting in some of the largest all-time quarterly comparable store sales increases in the industry, as well as the recovery of Popeyes following the COVID-19 pandemic. Additionally, he oversaw one of the biggest product launches in the industry - the Popeyes Chicken Sandwich - and has a track record of developing high performance teams and implementing business-wide technology upgrades.

“Over the last three and a half years, Hugh developed and executed a transformational strategy that has positioned Regis for its next chapter of growth and development,” said Virginia Gambale, Regis’ Lead Independent Director. “Under Hugh’s leadership, we have substantially completed our refranchising effort, invested in new technology, realigned our portfolio to focus on our core brands, upgraded our marketing and digital education programs, eliminated nonessential costs and successfully amended our revolving credit facility to provide the long-term flexibility needed to navigate the uncertainties caused by the COVID-19 pandemic. We are grateful for Hugh’s efforts and wish him all the best in his retirement after a successful 44-year career.”

Ms. Gambale continued, “We are pleased to welcome Felipe to Regis as our next CEO and President following a comprehensive search process. With a proven track record of growing franchised businesses and a demonstrated ability to execute strategic change, Felipe is the ideal person to assume this role at a pivotal time for Regis. We look forward to an exciting next chapter of growth under Felipe’s leadership.”

"It has been a privilege to serve our constituents and the millions of customers who utilize our services,” said Mr. Sawyer. “I am proud of the progress made by our team during my tenure and confident Felipe will apply his years of franchise and brand leadership experience to enable Regis and our franchise partners to capitalize on the significant opportunities ahead. I look forward to working with him and the Board to facilitate a successful transition to a longer-term growth phase.”

Mr. Athayde said, “I have long known and admired Regis as a leader in the beauty space and I am honored to assume the role of CEO and President. With some of the most iconic brands in North America, a strong network of franchisees and innovative customer-facing technology, Regis is well positioned for growth, even in the current environment. I look forward to working closely with the senior management team, the Board and Regis’ talented franchisees and employees to build on the Company’s momentum and further enhance the customer experience across Regis’ brands.”

Ms. Gambale concluded, “We are pleased that Daniel Beltzman is stepping into the Chairman role, reflecting the depth of talent on Regis’ Board and our commitment to Regis’ continued transformation. Daniel has been a valued member of our Board for the last eight years and his business experience and acumen make him the right person to assume this position.”

About Felipe Athayde

Mr. Athayde most recently served in various leadership roles at Restaurant Brands International (RBI), holding titles of increasing responsibility for nearly a decade, including, President, Americas at Popeyes Louisiana Kitchen; President, Latin America and Caribbean at Burger King and President, Tim Hortons USA, among others. Before joining RBI, Mr. Athayde worked as a Business Leader in the strategy department for Visa Inc. Latin America in Miami, FL, and as a bond trader for multiple financial institutions in the United States and Singapore.

Mr. Athayde holds a Master of Business Administration from Northwestern University’s Kellogg School of Management in Evanston, IL, and a Bachelor of Business Administration from Fundação Getulio Vargas (EAESP-FGV) in Sao Paulo, Brazil.

About Regis Corporation

Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of June 30, 2020, the Company franchised, owned or held ownership interests in 6,923 worldwide locations. Regis’ franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. Regis maintains an ownership interest in Empire Education Group in the U.S. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

REGIS CORPORATION
Kersten Zupfer
investorrelations@regiscorp.com